SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by Registrant  X
Filed by a Party other than the Registrant

Check the Appropriate Box:

      Preliminary Proxy Statement
X     Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            COVENANT TRANSPORT, INC.
                (Name of Registrant as Specified in its Charter)

                The Covenant Transport, Inc. Board of Directors
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the Appropriate Box):

X     No fee required
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      (1) Title of each class of securities to which  transaction  applies: N/A
      (2) Aggregate number of securities to which transaction  applies:     N/A
      (3) Price per unit or other underlying value of transaction computed
          pursuant to Exchange Act Rule 0-11:                               N/A
      (4)   Proposed maximum aggregate value of transaction:                N/A
      (5)   Total Fee paid                                                  N/A
      Fee paid previously with preliminary materials                        N/A

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:                                         N/A
      (2)   Form, Schedule or Registration Statement No.:                   N/A
      (3)   Filing Party:                                                   N/A
      (4)   Date Filed:                                                     N/A

                            COVENANT TRANSPORT, INC.
                             400 Birmingham Highway
                          Chattanooga, Tennessee 37419

                          NOTICE AND PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1999



To Our Stockholders:

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Covenant Transport, Inc., a Nevada Corporation (the "Company"), will be held at the Company, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m., Eastern Time, on Thursday, May 20, 1999, for the following purposes:

     1. To consider and act upon a proposal to elect seven (7) directors of the Company;

     2. To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company for 1999;

     3. To consider and act upon a proposal to amend the Company's Incentive Stock Plan to reserve an additional 651,550 shares of the Company's Class A common stock for issuance to participants; and

     4. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

      The foregoing matters are more fully described in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on March 26, 1999, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

      All Stockholders are cordially invited to attend the Annual Meeting.

                                          By Order of the Board of Directors



                                          David R. Parker
                                          Chairman of the Board
Chattanooga, Tennessee 37419
April 16, 1999

                           COVENANT TRANSPORT, INC.
                            400 Birmingham Highway
                         Chattanooga, Tennessee 37419



                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 20, 1999



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Covenant Transport, Inc., a Nevada corporation (the "Company"), to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Company, 400 Birmingham Highway, Chattanooga, Tennessee 37419 on Thursday, May 20, 1999, at 10:00 a.m. Eastern Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The approximate date of mailing this proxy statement and the enclosed form of proxy is April 16, 1999.

     The enclosed copy of the Company's annual report for the fiscal year ended December 31, 1998, is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                              PROXIES AND VOTING

     Only stockholders of record at the close of business on March 26, 1999 ("Stockholders"), are entitled to vote, either in person or by valid proxy, at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share held. Holders of Class B Common Stock are entitled to two votes for each share held. On March 26, 1999, there were issued and outstanding 12,561,550 shares of Class A Common Stock, par value one cent ($.01), entitled to cast an aggregate 12,561,550 votes on all matters subject to a vote at the Annual Meeting, and 2,350,000 shares of Class B Common Stock, par value one cent ($.01), entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting. The Company has a total of 14,911,550 shares of Common Stock outstanding, entitled to cast an aggregate 17,261,550 votes on all matters subject to a vote at the Annual Meeting. The number of issued and outstanding shares excludes (i) 648,450 shares of Class A Common Stock reserved for issuance to key employees under the Company's Incentive Stock Plan, of which 211,500 shares were at March 26, 1999, subject to vested but unexercised options (and are not entitled to vote at the Annual Meeting),
(ii) 200,000 shares of Class A Common Stock reserved for issuance to non-officer employees under the Company's Non-Officer Incentive Stock Plan, of which no shares were at March 26, 1999, subject to vested but unexercised options, and (iii) 40,000 shares of Class A Common Stock underlying options granted by the Board of Directors of which none have vested. The Company has no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

     All proxies that are properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the choices indicated. Any Stockholder may be represented and may vote at the Annual Meeting by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any
Stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     Other than the election of Directors, which requires a plurality of the votes cast, each matter to be submitted to the Stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. If no direction is specified by the stockholder, the proxy will be voted "For" the proposals as specified in this notice and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     At the Annual Meeting, the Stockholders will elect seven directors to serve as the Board of Directors until the 2000 Annual Meeting of the
Stockholders  of  the  Company  or  until  their  successors  are  elected  and qualified. The Company currently has seven directors -- David R. Parker, Michael W. Miller, R.H. Lovin, Jr., William T. Alt, Robert E. Bosworth, Hugh
O. Maclellan Jr., and Mark A. Scudder. In the absence of contrary instructions, each proxy will be voted for the election of the existing directors.

Information Concerning Directors and Executive Officers

     Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the Company's current directors, director nominees, and other executive officers is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Covenant Transport, Inc., a Tennessee corporation. All executive officers are elected annually by the Board of Directors.

          NAME            AGE             POSITION             DIRECTOR SINCE

 David R. Parker          41   Chairman of the Board,
                               President, Chief Executive           1985
                               Officer

 Michael W. Miller        41   Executive Vice President,
                               Chief Operating Officer,             1995
                               Director

 R. H. Lovin, Jr.         47   Vice President -
                               Administration, Secretary,           1994
                               Director

 Joey B. Hogan            37   Treasurer and Chief Financial
                               Officer                              NA

 Ronald B. Pope           54   Vice President - Sales and
                               Marketing                            NA

 William T. Alt (1)(2)    62   Director                             1994

 Robert E. Bosworth       52   Director
 (1)(2)                                                             1998

 Hugh O. Maclellan,       59   Director
 Jr.(1)(2)                                                          1994

 Mark A. Scudder(1)(2)    36   Director                             1994


(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.

     David R. Parker has served as President since founding the Company in 1985 and as Chairman of the Board and Chief Executive Officer since 1994. He has guided the Company's growth from $7.7 million in 1986 to $370 million in 1998. Mr. Parker was elected to the Board of Directors of the Truckload Carriers' Association in 1994.

     Michael W. Miller has served as the Company's Executive Vice President and Chief Operating Officer since 1997. He previously served as the Company's Vice President-Operations from 1993 to 1997 and in various other positions with the Company from 1987 to 1993. Prior to joining the Company, Mr. Miller operated his own cartage company from 1982 to 1986, served as a terminal manager for Interstate Systems from 1979 to 1982, and held the position of traffic manager for Jackson Manufacturing from 1975 to 1979.

     R. H. Lovin, Jr. has served as the Company's Vice President - Administration since May 1994 and Corporate Secretary since August 1995. Mr. Lovin previously served as the Company's Chief Financial Officer from 1986 to 1994. Before joining the Company, Mr. Lovin served as a comptroller/accountant for Perry Smith Company and Olin Chemical Co.

     Joey B. Hogan, the Company's Treasurer and Chief Financial Officer, joined Covenant in those capacities in August 1997. Prior to joining the Company, Mr. Hogan served as Chief Financial Officer of The McKenzie Companies in Cleveland, Tennessee, a group of privately-owned companies, including National Cash Advance and certain investment and real estate concerns. From 1986 to 1996, Mr. Hogan served in various capacities, including three years as Director of Finance, with Chattem, Inc., a publicly-held company, headquartered in Chattanooga, Tennessee, involved in the manufacturing and marketing of over-the-counter pharmaceuticals and toiletries products.

     Ronald B. Pope has served as Covenant's Vice President - Sales and Marketing since October 1993, having previously served as Covenant's sales manager for the western region since December 1990. Mr. Pope has over 25 years of sales and marketing experience in the trucking industry.

     William T. Alt has engaged in the private practice of law since 1962 and has served as outside counsel to the Company since 1986.

     Robert E. Bosworth currently serves as business and management consultant to various corporations in the Chattanooga area. Prior to February 1998, Mr. Bosworth served for more than five years as Executive Vice President and Chief Financial Officer of Chattem, Inc., a publicly-held company, headquartered in Chattanooga, Tennessee, involved in the manufacturing and marketing of over-the-counter pharmaceuticals and toiletries products.

     Hugh O. Maclellan, Jr. has served as Chairman of the Executive Committee of Provident Life and Accident Insurance Company, Chattanooga, Tennessee, since 1988. Mr. Maclellan is President of the Maclellan Foundation and Chairman of the Board of Trustees of King College, Bristol, Tennessee. Mr. Maclellan also serves as a director of SunTrust Bank, Chattanooga, N.A.

     Mark A. Scudder has been an attorney for more than five years with Scudder Law Firm, P.C., Lincoln, Nebraska, the Company's outside corporate and securities counsel. Mr. Scudder is also a director of UMB Bank Nebraska, N.A., a national bank subsidiary of UMB Financial Corporation, a publicly-traded bank holding company. Another principal of Scudder Law Firm, P.C. serves as a member of the board of directors of Swift Transportation Co., Inc., a nationwide truckload carrier with common stock traded on the Nasdaq National Market.

Meetings and Compensation

     Board of Directors. The Board of Directors of the Company held four regularly scheduled meetings during the fiscal year ended December 31, 1998. Each of the directors attended all meetings of the Board of Directors and all meetings held by committees of the Board on which they served. Directors who are not employees of the Company received an annual retainer of $10,000 plus $1,000 per regularly scheduled meeting of the Board of Directors paid in quarterly payments and reimbursement of expenses incurred in attending such Board meetings. Compensation for each of the non-employee directors in 1998 was $14,000 for each of Messrs. Alt, Maclellan, and Scudder and $10,500 for Mr. Bosworth who became a director after the first quarter of 1998. In August 1998, the Board of Directors granted each non-employee director an option to purchase 5,000 shares of the Company's Class A Common Stock at $12.375 per share, the fair market value on the date of the grant. The options vest 20% on each anniversary of the grant date. The option grant was in lieu of an increase in cash compensation.

     Compensation Committee. The Compensation Committee of the Board of Directors met twice during 1998. This committee reviews all aspects of compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation
Committee  for  1998 is set  forth  below.  See  "Report  of  the  Compensation
Committee."

      Audit Committee. The Audit Committee met twice during 1998. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors, and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews the Company's progress toward Year 2000 compliance.

      Nominating Committee. The Board does not maintain a standing nominating committee or other committee performing similar functions.

     Compensation Committee Interlocks and Insider Participation. Messrs. Alt, Bosworth, Maclellan, and Scudder served as the Compensation Committee in 1998. None of such individuals has been an officer or employee of the Company. Mr. Scudder's law firm serves as the Company's corporate and securities counsel and earned approximately $250,100 in fees for legal services during 1998. Mr. Alt serves as the Company's counsel in certain other matters and earned approximately $15,200 in fees for legal services during 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1998, the Company paid David R. and Jacqueline F. Parker approximately $90,000 in rent for the Company's former headquarters in Chattanooga, Tennessee, and approximately $6,000 in rent for a small terminal and trailer drop-lot at Greer, South Carolina. Effective June 1998, these two leases were terminated without any further obligation of either party.

In 1998, the Company engaged in several transactions with Clyde M. Fuller, a holder of approximately 12.80% of the Company's outstanding Common Stock. He is the stepfather of David R. Parker and is employed by the Company at a nominal salary. In May 1998, Mr. Fuller paid the Company $445,497 in satisfaction of a promissory note dated June 6, 1997. During 1998, the Company paid Mr. Fuller $262,940 to charter an airplane owned by Mr. Fuller.The average rate per hour was approximately $1,200. The Company believes the rental rate represents fair market value. Tenn-Ga Truck Sales, Inc., a corporation wholly owned by Mr. Fuller, purchased used tractors from the Company for approximately $768,000 during 1998. The price per tractor was the same offer the Company had received from the equipment manufacturer, and the Company believes it represents fair market value. Mr. Parker and Mr.Fuller agreed on the price.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the four other named executive officers of the Company (the "Named Officers"), for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997, and 1996.

                           Summary Compensation Table

                                                                  Long Term Compensation
                            Annual Compensation                  Awards         Payouts
                                                               Restricted
Name and Principal                           Other Annual      Stock       Options  LTIP     All Other
     Position      Year  Salary   Bonus<F1>  Compensation<F2>  Award(s)    #        Payouts  Compensation<F3>


David R. Parker
Chairman,
President, and     1998  $487,500 $172,813        -                 -       18,250     -     $8,828
Chief Executive    1997  $487,500 $140,000        -                 -          -       -     $8,217
Officer            1996  $487,500    -            -                 -      133,750     -     $7,819

Michael W. Miller
Executive Vice     1998  $179,210 $ 86,000        -                 -       10,000     -        -
President and      1997  $142,716 $ 50,000        -                 -          -       -        -
Chief Operating    1996  $134,270 $  7,000        -                 -       25,000     -        -
Officer

Ronald B. Pope     1998  $108,323 $ 39,926        -                 -       10,000     -        -
Vice President -   1997  $ 97,600 $ 34,097        -                 -          -       -        -
Sales/Marketing    1996  $ 81,645
                   1996  $ 81,645 $ 12,000        -                 -       10,000     -        -

R. H. Lovin, Jr.   1998  $102,891 $ 39,414        -                 -        7,500     -        -
Vice President-    1997  $ 95,573 $ 15,000        -                 -          -       -        -
Administration     1996  $ 88,899 $ 12,000        -                 -       15,000     -        -

Joey B. Hogan
Chief Financial    1998  $136,732 $ 56,250        -                 -       10,000     -        -
Officer and        1997  $ 46,040 $ 34,097        -                 -       25,000     -        -
Treasurer          1996      -        -           -                 -          -       -        -
-------------------------


<F1>  Reflects value of bonus earned by the Named Officer during the fiscal year covered.
<F2>  Other annual compensation did not exceed 10% of any Named  Officer's total salary for any reported year.
<F3>  Reportable  portion  of  premiums  paid  on  split - dollar life insurance policies.

                                       5

      The following table lists options or SARs granted to the Named Officers during the fiscal year ended December 31, 1998.

                         Option/SAR Grants in Last Fiscal Year
                                  (Individual Grants)

                                                                                            Potential realizable
                                                                                            value at assumed
                          Individual Grants                                                 annual rates of stock
                                                                                            price appreciation for
                                                                                            option term


                Options/                                  Exercise
                  SAR's   Percent of total options/SARs    or base   Expiration
      Name       granted  granted to employees in fiscal    price       Date                 5% ($)      10% ($)
                   (#)             year                     ($/Sh)

David R. Parker  18,250           6.2%                     12.375    August 31, 2008         142,032     359,937

Michel W. Miller 10,000           3.4%                     12.375    August 31, 2008          77,826     197,226

Ronald B. Pope   10,000           3.4%                     12.375    August 31, 2008          77,826     197,226

R.H. Lovin, Jr.   7,500           2.5%                     12.375    August 31, 2008          58,369     147,919

Joey B. Hogan    10,000           3.4%                     12.375    August 31, 2008          77,826     197,226



      The following table demonstrates that no options under the Plan were exercised during the fiscal year ended December 31, 1998, by the Named Officers.


        Aggregated Option Exercises in Last Fiscal Year and Option Value
                             as of December 31, 1998


                                          Number of Securities
                                         Underlying Unexercised           Value of Unexercised
                  Shares                          Options                     In-the-Money
                 Acquired   Value          at Fiscal Year End         Options at Fiscal year End<F1>($)
      Name          on     Realized                (#)
                 Exercise     ($)

                                       Exercisable   Unexercisable   Exercisable      Unexercisable

David R. Parker     -0-      -0-       53,500        98,500          127,063          100,375

Michael W. Miller   -0-      -0-       34,000        25,000           92,375           55,000

Ronald B. Pope      -0-      -0-        9,000        21,000           37,500           55,000

R. H. Lovin, Jr.    -0-      -0-       30,000        16,500           68,625           41,250

Joey B. Hogan       -0-      -0-        5,000        30,000           -0-              55,000

---------------------------

<F1> Based on the $17.875 closing price of the Company's Class A Common Stock on
     December 31, 1998.


      The Company does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights.

Employment Agreements

      The Company currently does not have any employment, severance, or change-in-control agreements with any of its executive officers. However, under certain circumstances in which there is a change of control, holders of outstanding stock options granted under the Plan may be entitled to exercise such options notwithstanding that such options may otherwise not have been fully exercisable. The Board of Directors has the authority to extend similar rights to holders of additional awards under the Plan.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors prepared the following report on executive compensation.

      During 1998,  the  Compensation  Committee  reviewed  all  aspects of the
Company's compensation policy for the CEO and other members of senior management. The Compensation Committee considered a variety of factors, including the compensation of executives at similar companies and the suggestions of senior management concerning individual and corporate goals and the Company's peer group of companies. In adopting the new compensation program, the Compensation Committee established the following goals:

      o To increase the percentage of total potential compensation that comes from variable (incentive) compensation and to slow the growth in base salary amounts after executives reach a target range.

      o To require that a significant component of total compensation come from stock-based compensation.

      o To implement a regular program of stock option grants that will add predictability and promote retention.

      o To link the annual bonus pool with objective criteria, such as: percentage of earnings per share goal obtained, performance of peer companies, and achievement of individual goals.

      As a result of this process, the Compensation Committee implemented a new compensation program consisting of base salary, annual stock option grants, and an annual bonus. The program will be effective in 1999, although the executives' annual bonuses for 1998 were calculated using the new formula.

      The Compensation Committee believes that the base salaries of its executive officers generally are comparable to those earned by similarly-situated executives. As part of the new compensation program, increases in base salaries are expected to slow after executives reach target salaries identified by the Compensation Committee. The Compensation Committee may adjust the targets as executives assume additional responsibilities.

      The Compensation Committee also adopted a five-year program under which each executive would be granted an annual stock option to purchase up to 10,000 shares of the Company's Class A Common Stock at the market price on the date of the annual meeting under the Company's incentive stock plan for key employees. The options would vest 20% on the first through fifth anniversaries of each grant. The ten-year grant and vesting schedule is intended to encourage the executives to remain with the Company. The Compensation Committee believes this portion of overall compensation will help align the interests of management and the stockholders and encourage long-term thinking about the Company's strategic goals.

      The Compensation Committee also adopted an annual bonus formula that permits the executives to earn a percentage of their salary based upon the achievement of individual and corporate goals for that year. For senior management, 60% to 75% of the bonus is based upon attaining or exceeding the earnings per share target established at the beginning of the year. The remainder is based upon achieving certain individual goals that are established at the beginning of each year. The Board of Directors establishes the goals for the CEO, and the CEO establishes the goals for the rest of the executives. The initial bonus pool for the executives is adjusted up or down based upon the Company's ranking among its peer group of companies in the following performance measures: revenue growth, earnings per share growth, pretax margin, EBITDA margin, and return on average equity. The peer group identified by the Compensation Committee consists of Swift Transportation, Werner Enterprises, M.S. Carriers, U.S. Xpress Enterprises, and Transport Corp. of America. The annual bonus for the senior management is limited to 75% of the executive's base salary, and the Company must achieve its earnings per share goal for any individual bonus to be paid except under circumstances in which the Company achieves at least a threshold percentage of the earnings per share goal and ranks first or second in its peer group. The executives must accept at least 25% of the annual bonus in the form of immediately vested stock options exercisable at market value on the grant date. The options are valued at 100 shares per $1,000 of cash bonus compensation foregone by the executive. The executives may choose to receive up to 100% of the bonus in the form of stock options. The committee believes that this bonus program provides incentives to grow earnings per share, achieve individual goals, and perform at or above the level of peer companies.

      In 1998, the Company granted stock options to purchase the following number of shares of Class A Common Stock to senior management at the fair market value of the Class A Common Stock on the date of the grant, with a vesting schedule of 20% per year commencing on the first anniversary of the grant as follows: David Parker - 18,250; Michael Miller - 10,000; Ronald Pope
- 10,000; R.H. Lovin, Jr. - 7,500; and Joey Hogan - 10,000.

      Mr. Parker's base salary has not been changed since the Company's initial public offering in 1994. The Compensation Committee believes it is reasonable in relation to the base salaries of CEOs of comparable companies. The Compensation Committee recommended a bonus of $172,813 for Mr. Parker primarily because the Company exceeded management's earnings per share goal for the year. Mr. Parker's beneficial ownership of more than 43% of the Company's outstanding stock ensures that his net worth is linked to the Company's stock price performance.

                                          Compensation Committee

                                          William T. Alt
                                          Robert E. Bosworth
                                          Hugh O. Maclellan, Jr.
                                          Mark A. Scudder

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                  AND MANAGEMENT

      The following table sets forth, as of March 23, 1999, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director, director nominee, and Named Officer of the Company, and by all directors and executive officers of the Company as a group.


            SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

                                                       Amount & Nature
                                                       of Beneficial
Title of Class         Name of Beneficial Owner<F1>    Ownership<F2>     Percent of Class


                                                                          32.28% of Class A
Class A &          David R. Parker &                                      100.0% of Class B
Class B Common     Jacqueline F. Parker                6,462,814<F3>      43.34% of Total

Class A Common     Michael W. Miller                      36,866               *

Class A Common     R. H. Lovin, Jr.                       31,680               *

Class A Common     Joey B. Hogan                          12,723               *

Class A Common     Ronald B. Pope                         10,637               *

No Securities      William T. Alt
Beneficially       300 Forest Avenue
Owned              Chattanooga, TN  37405                      0               *

Class A Common     Hugh O. Maclellan, Jr.
                   501 Provident Building
                   Chattanooga, TN  37402                  5,700               *

Class A Common     Mark A. Scudder<F4>                     4,650               *

Class A Common     Robert E. Bosworth
                   174 Meadow Pond Run
                   Lookout Mountain, GA 30750              1,000               *

Class A Common     Clyde M. Fuller                     1,607,500          12.80% of Class A
                                                                          10.78% of Total

Class A Common     Dresdner RCM Global Investors LLC
                   and Dresdner RCM Global Investors                       9.33% of Class A
                   Holdings LLC(5)                     1,171,450           7.86% of Total


Class A Common     Dimensional Fund Advisors Inc.<F6>                      6.91% of Class A
                                                         867,900           5.82% of Total

Class A Common     First Union Corporation<F7>)                            5.39% of Class A
                                                         677,000           4.54% of Total

Class A &          All directors and executive officers
Class B Common     as a group (9 persons)              6,566,070          44.03% of Total

---------------------
                                       9

*     Less than one percent (1%).

<F1>  The  business address of Mr. and Mrs. Parker,  Mr. Lovin,  Mr. Hogan, Mr.
      Pope, Mr. Miller, and Mr. Fuller is 400 Birmingham Highway, Chattanooga, TN 37419.
<F2>  In accordance with applicable  rules under the Securities Exchange Act of
      1934, as amended, the number of shares of Class A Common Stock beneficially owned includes the following shares underlying stock options that are exercisable or will become exercisable within 60 days following March 23, 1999: Mr. Parker - 53,500; Mr. Miller - 34,000; Mr. Lovin - 30,000; Mr. Pope. 9,000; Mr. Hogan -10,000. The beneficial ownership also includes the following shares attributable to Named Officers invested in the employer stock fund through the Company's 401(k) Plan, assuming (a) all amounts allocated to such fund by Named Officers were fully invested, and (b) that the number of shares is equivalent to the dollar amount invested in such fund divided by the $14.125 closing price of the Company's Class A Common Stock on March 23, 1999: Mr. Parker - 4,314; Mr. Miller - 2,866; Mr. Lovin - 1,680; Mr. Hogan 1,473; and Mr. Pope - 1,537.
<F3>  Includes 4,055,000  shares of Class A Common Stock;  2,350,000  shares of
      Class B Common Stock of which are all owned by Mr. and Mrs. Parker as Joint Tenants with Rights of Survivorship, except 200,000 shares of Class A Common Stock owned by the Parker Family Limited Partnership, of which Mr. and Mrs. Parker are general partners. Also includes 80,250 shares of Class A Common Stock underlying stock options granted to Mr. Parker that are exercisable or will become exercisable within 60 days of the date of this proxy statement and 4,314 shares deemed held by Mr. Parker in the Company's 401(k) Plan.
<F4>  Mr. Scudder's business address is 411 S. 13th Street, Suite 200, Lincoln,
      NE 68508. His holdings include 200 shares of Class A Common Stock held as custodian for minor child under the Uniform Gifts to Minors Act, as to which beneficial ownership is disclaimed.
<F5>  Group of investors  consisting  of Dresdner RCM Global  Investors  LLC, a
      Delaware limited liability company ("Dresdner RCM") and Dresdner RCM Global Investors Holdings LLC, a Delaware limited liability company ("Dresdner Holdings"). As reported on Form 13G filed with the Securities and Exchange Commission ("SEC") February 12, 1999, each of Dresdner RCM and Dresdner Holdings have sole voting power of 785,950 shares; no shares with shared voting power; and together have sole dispositive power of 1,171,450 shares; and no shared dispositive power. The address of Dresdner RCM and Dresdner Holdings is Four Embarcadero Center, Suite 2900, San Francisco, CA 94111. Dresdner RCM is an investment adviser and a wholly owned subsidiary of Dresdner Holdings. Dresdner Holdings is a wholly owned subsidiary of Dresdner Bank AG, Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.
<F6>  As  reported on  Form  13G filed  with  the  SEC  February 11, 1999.  The business address of Dimensional Fund Advisors, a Delaware corporation, is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
<F7>  As reported on Form 13G filed with the SEC February 9, 1999. The business address of First Union Corporation, a North Carolina corporation, is One First Union Center, Charlotte, N.C. 28288-0137.


                              STOCK PERFORMANCE GRAPH

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                  PERFORMANCE GRAPH FOR COVENANT TRANSPORT, INC.

      The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock with the cumulative total stockholder return of the Nasdaq Stock Market U.S. Companies) and the Nasdaq Trucking & Transportation Stocks commencing October 28, 1994, and ending December 31, 1998.


                            GRAPH WAS CENTERED HERE
                                IN PRINTED FORM


The stock performance graph assumes $100 was invested on October 28, 1994. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance. The CRSP Index for Nasdaq Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the Nasdaq Stock Market, as well as all Nasdaq companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4499, and 4500-4599. The Company
will provide the names of all companies in such index upon request.

        COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section  16(a) of the  Securities  Exchange  Act  of  1934  requires  the
Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

                                     PROPOSAL 2
                      RATIFICATION OF SELECTION OF INDEPENDENT
                                 PUBLIC ACCOUNTANTS

      The Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants for the Company for the 1999 fiscal year. PricewaterhouseCoopers LLP has served as independent public accountants for the Company since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                     PROPOSAL 3
                    APPROVAL OF AMENDMENT TO INCENTIVE STOCK PLAN

Description of Plan

      In August 1994, the Company's Board of Directors and stockholders adopted an Incentive Stock Plan (the "Plan") to attract and retain executive personnel and other key employees and motivate them through incentives that are aligned with the Company's goals of increased profitability and stockholder value. Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. The Plan is administered by the Board of Directors or a committee that may be appointed by the Board of Directors. All employees are eligible for participation, and actual participants in the Plan are selected from time-to-time by the administrator. The administrator may substitute new stock options for previously granted options. No awards of incentive stock options may be made after the period under applicable provisions of the Internal Revenue Code. The Company originally reserved 670,000 shares of Class A Common Stock for issuance pursuant to the Plan, and to date, 648,450 shares remain reserved for stock issuance pursuant to the Plan. The Company has awarded options and other grants (less cancellations) covering approximately 620,250 of such shares, including 332,500 shares underlying options and other grants to its executive officers.

Plan Amendment

      The proposed Amendment to the Plan (the "Amendment") would reserve an additional 651,550 shares of Class A Common Stock for issuance, bringing the total number of shares subject to the Plan to 1,300,000. The Board of Directors has unanimously recommended approval of Proposal 3 and believes that the ability to offer additional equity incentives is important to providing compensation that aligns the interests of employees and stockholders. The market price of the stock as of December 31, 1998, was $17.875, which results in the stock underlying the entire 651,550 shares covered by the Amendment having a market value of $11.6 million at such date.

Federal Income Tax Consequences for Incentive Stock Options

      Options granted as an incentive stock option ("ISO") are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") for special tax treatment. Neither the grant of the ISO nor the exercise of the ISO by a participant ("Optionee") will result in the recognition of taxable income to the Optionee. However, the exercise of an ISO will result in an item of tax preference to an Optionee potentially subject to the alternative minimum tax. The ultimate sale or other disposition by the Optionee of the shares obtained upon exercise of the ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. The Company will not have a deduction with regard to the ISO at the time of the grant, the exercise or the ultimate sale of the shares. Notwithstanding the foregoing, if an Optionee sells or disposes of the shares prior to two years after the date of the grant of the ISO or one year after the date of the exercise, the Optionee will recognize compensation income on the sale to the extent the value on the date of exercise exceeded the exercise price. The excess of the amount received on the sale over the value on the date of exercise will be capital gain. In the case of such a disqualifying disposition of shares, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise the ISO after the death of an Optionee may sell the stock obtained on the exercise of an option at any time without regard to the normal holding requirements. In addition to the foregoing federal tax considerations, the exercise of an ISO and the ultimate sale or other disposition of the shares acquired thereby will in most cases be subject to state income taxation.

Federal Income Tax Consequences for Nonstatutory Stock Options

      An Optionee does not realize any compensation income upon the grant of a Nonstatutory Stock Option ("NSO"). Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of an NSO, an Optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the securities on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the Optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Code and applicable Treasury regulations. In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale or other disposition of the shares of Common Stock acquired thereby will in most cases be subject to state income taxation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO AMEND THE INCENTIVE STOCK PLAN TO RESERVE AN ADDITIONAL 651,550 SHARES OF CLASS A COMMON STOCK FOR ISSUANCE TO PARTICIPANTS, FOR A TOTAL OF 1,300,000 SHARES.

                                STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 2000 Annual Meeting of the Stockholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 11, 1999, to be included in the Company's proxy material related to that meeting.

                                    OTHER MATTERS

      The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                            Covenant Transport, Inc.



                                    David R. Parker
                              Chairman of the Board
April 16, 1999